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                                                                   Exhibit 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amendment and Restatement of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan of our reports (a) dated January 31, 2001, with respect to the consolidated financial statements and schedules of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) and (b) dated May 18, 2001, with respect to the financial statements and schedules of the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP


Irvine, California
December 7, 2001